                                                                 Exhibit (h)(25)

                              CALAMOS ADVISORS LLC
                               2020 CALAMOS COURT
                         NAPERVILLE, ILLINOIS 60563-1493

                                 March 1, 2007

Calamos Investment Trust
2020 Calamos Court
Naperville, Illinois 60563

Ladies and Gentlemen:

     Calamos Advisors LLC ("Calamos Advisors") hereby undertakes as follows:

          In the interest of limiting the expenses of each of the following series of Calamos Investment Trust (each a "Fund"): Growth Fund, Blue Chip Fund, Value Fund, Growth and Income Fund, Global Growth and Income Fund, High Yield Fund, Convertible Fund, Market Neutral Income Fund, International Growth Fund and Global Equity Fund, Calamos Advisors undertakes to reimburse each Fund to the extent, but only to the extent, that the annualized expenses of each of the following classes of the Fund through February 29, 2008, as a percent of the average net assets of such class of shares (excluding taxes, interest, all commissions and other normal charges incident to the purchase and sale of portfolio securities, and extraordinary charges such as litigation costs, but including fees paid to Calamos Advisors), exceed the applicable percentage for that class set forth below:

                                CLASS OF SHARES
                     ------------------------------------
                       A       B       C       I       R
                     ----    ----    ----    ----    ----
Expense limitation   1.75%   2.50%   2.50%   1.50%   2.00%

     The amount of the expense reimbursement to any Fund (or any offsetting reimbursement by a Fund to Calamos Advisors) shall be computed on an annual basis, but accrued and paid monthly. This undertaking shall be binding upon any successors and assigns of Calamos Advisors.

                                        Very truly yours,

                                        CALAMOS ADVISORS LLC


                                        By: /s/ Patrick Dudasik
                                            ------------------------------------
                                            Patrick Dudasik
                                            Executive Vice President,
                                            Chief Financial Officer,
                                            Chief Operating Officer and
                                            Treasurer

Agreed and accepted by
CALAMOS INVESTMENT TRUST


By /s/ James S. Hamman, Jr.
   ----------------------------------
   James S. Hamman, Jr.
   Secretary